UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  April 12, 2013

Heron Lake BioEnergy, LLC

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-51825	41-2002393
(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue Heron Lake, MN	56137-1375
(Address Of Principal Executive Offices)	(Zip Code)

(507) 793-0077

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 8 are not applicable and therefore omitted.

ITEM 1.01                                    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 12, 2013, Heron Lake BioEnergy, LLC (the “Company) entered into a Fourth Amended and Restated Forbearance Agreement with AgStar Financial Services, PCA (“AgStar”) that extended the forbearance period relating to certain covenant defaults and required monthly principal installment payments.

The Company is indebted to AgStar under an Amended and Restated Term Note dated September 1, 2011, in the principal amount of $40,000,000 (the “Term Note”), and an Amended and Restated Term Revolving Note dated September 1, 2011, in the principal amount of $8,008,689 (the “Revolving Note,” and together with the Term Note, the “Notes”).  The Company’s obligations to AgStar are further evidenced by a Fifth Amended and Restated Master Loan Agreement dated September 1, 2011 (the “MLA”).  The loans extended to the Company and evidenced by the Notes (the “Loans”) were made by AgStar to the Company for the purpose of constructing and operating an ethanol production facility in Heron Lake, Minnesota.

The Company and AgStar previously entered into a Forbearance Agreement dated December 21, 2012, which was subsequently amended and restated on January 22, 2013, February 12, 2013 and March 29, 2013, in order to permit the Company to close on the transactions contemplated by the asset purchase agreement dated January 22, 2013 between the Company and Guardian Energy Heron Lake, LLC (the “Ethanol Plant APA”).  The Ethanol Plant APA was terminated by the Company on April 4, 2013.

Under the Fourth Amended and Restated Forbearance Agreement, AgStar agreed to forbear from exercising its legal and contractual rights and remedies provided by the Notes, MLA, and related loan documents, including, but not limited to, the right to foreclose the real estate mortgages and security agreements and to obtain the appointment of a receiver pursuant to applicable law, in order to permit the Company to provide AgStar with a written management and governance improvement plan as delineated by Section 6 of the Fourth Amended and Restated Forbearance Agreement.

The Company also agreed to permit an engineer or consultant selected by AgStar to inspect the Company’s ethanol plant, at the Company’s expense, and agreed to execute and deliver an amended and restated mortgage, acceptable to AgStar, covering certain real property of approximately 6-acres previously omitted from the September 1, 2011 mortgage.

The Company and AgStar also agreed that advances under the Revolving Note may only be advanced to the Company for the purpose of funding normal operating expenses, including the payment of interest to AgStar, during the forbearance period.  Any requests for advances on the Revolving Note are subject to the terms and conditions set forth in the MLA.  The Fourth Amended and Restated Forbearance Agreement extended the date for such advances to be made by AgStar.

Upon the occurrence of any one or more Events of Default, as defined under the Fourth Amended and Restated Forbearance Agreement, the entire unpaid balance of the Loans, including all unpaid principal, accrued interest, default charges and costs and expenses incurred by AgStar in connection with the Loans, shall be immediately due and payable by the Company and AgStar may, in its sole discretion, and without further demand or notice to the Company, protect and enforce all of its legal, contractual and equitable rights and remedies under the Loan Documents and Fourth Amended and Restated Forbearance Agreement.  Under the Fourth Amended and Restated Forbearance Agreement, the Company’s failure to close on the transactions contemplated by the Ethanol Plant APA was removed as an Event of Default.

Concurrently with execution of the Fourth Amended and Restated Forbearance Agreement, the Company made a cash payment to AgStar to reduce the outstanding principal balance of the Term Note and pay AgStar a fee for extending the forbearance period.

The foregoing summary of the Fourth Amended and Restated Forbearance Agreement does not purport to be a complete description of all of the terms and conditions of the Fourth Amended and Restated Forbearance Agreement and is subject to and qualified in its entirety by reference to the Fourth Amended and Restated Forbearance Agreement, which is attached hereto as Exhibit 10.1.

ITEM 9.01                                    FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Exhibit
10.1	Fourth Amended and Restated Forbearance Agreement dated April 12, 2013 between Heron Lake BioEnergy, LLC and AgStar Financial Services, PCA †

†  Certain portions of this exhibit have been redacted and filed on a confidential basis with the Commission pursuant to a request for confidential treatment under Rule 24b-2 of under the Exchange Act. Spaces corresponding to the deleted portions are represented by brackets with asterisks [ * * * ].

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERON LAKE BIOENERGY, LLC

	By:	/s/ Robert J. Ferguson
Robert J. Ferguson
Chief Executive Officer

Date: April 15, 2013